SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                             (Amendment No. 6)


                         First Federal Bancorp, Inc.
---------------------------------------------------------------------------
                              (Name of Issuer)


                                Common Stock
---------------------------------------------------------------------------
                       (Title of Class of Securities)


                                319966 10 7
---------------------------------------------------------------------------
                               (CUSIP Number)


                             December 31, 2003
---------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [ ]   Rule 13d-1(b)
      [ ]   Rule 13d-1(c)
      [x]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------
CUSIP No. 319966 10 7               13G
---------------------

---------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ward D. Coffman, III
---------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [ ]
---------------------------------------------------------------------------
3     SEC USE ONLY


---------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
---------------------------------------------------------------------------
                    5     SOLE VOTING POWER

                          162,840
NUMBER OF           -------------------------------------------------------
SHARES              6     SHARED VOTING POWER
BENEFICIALLY
OWNED                     -0-
BY EACH             -------------------------------------------------------
REPORTING           7     SOLE DISPOSITIVE POWER
PERSON
WITH                      162,840
                    -------------------------------------------------------
                    8     SHARED DISPOSITIVE POWER

                          -0-
---------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      162,840
---------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.95%
---------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
---------------------------------------------------------------------------

Item 1(a).      Name of Issuer:

                First Federal Bancorp, Inc.

Item 1(b).      Address of Issuer's Principal Executive Offices:

                505 Market Street
                Zanesville, Ohio 43701

Item 2(a).      Name of Person Filing:

                Ward D. Coffman, III

Item 2(b).      Address of Principal Business Office or, if none,
                Residence:

                604 Main Street
                Zanesville, Ohio 43701

Item 2(c).      Citizenship:

                United States

Item 2(d).      Title and Class of Securities:

                Common Stock

Item 2(e).      CUSIP Number

                319966 10 7

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                (a)   [ ]   Broker or Dealer registered under Section 15 of
                            the Act (15U.S.C. 78o).

                (b)   [ ]   Bank as defined in section 3(a)(6) of the Act
                            (15U.S.C. 78c).

                (c)   [ ]   Insurance Company as defined in section 3(a)(19)
                            of the Act (15U.S.C. 78c).

                (d)   [ ]   Investment Company registered under section 8 of
                            the Investment Company Act of 1940 (15 U.S.C.
                            80a-8).

                (e)   [ ]   An investment adviser in accordance with
                            Section240.13d-1(b)(1)(ii)(E).

                (f)   [ ]   An employee benefit plan or endowment fund in
                            accordance with Section 240.13d-1(b)(1)(ii)(F).

                (g)   [ ]   A parent holding company or control person in
                            accordance with Section 240.13d-1(b)(1)(ii)(G).

                (h)   [ ]   A savings association as defined in Section
                            13(b) of the Federal Deposit Insurance Act (12
                            U.S.C. 1813).

                (i)   [ ]   A church plan that is excluded from the
                            definition of an investment company under
                            Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                (j)   [ ]   A group, in accordance with Section 240.13d-
                            1(b)(1)(ii)(J).

Item 4.         Ownership:

                (a)   Amount Beneficially Owned:

                      162,840

                (b)   Percent of Class:

                      4.95%

                (c)   Number of shares as to which such person has:

                     (i)   sole power to vote or to direct the vote: 162,840

                     (ii)  shared power to vote or to direct the vote: -0-

                     (iii) sole power to dispose or to direct the
                           disposition of: 162,840

                     (iv) shared power to dispose or to direct the disposition of: -0-

Item 5.         Ownership of Five Percent or Less of a Class:

                The reporting person has ceased to be the beneficial owner of more than five percent of the outstanding common shares of the issuer.

Item 6.         Ownership of More Than Five Percent on Behalf of Another
                Person:

                Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                Inapplicable

Item 8.         Identification and Classification of Members of the Group:

                Inapplicable

Item 9.         Notice of Dissolution of Group:

                Inapplicable

Item 10.        Certification:

                      By signing below, I certify that, to the best of my
                knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature:

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



January 28, 2004                       /s/ Ward D. Coffman, III
-----------------------------------    ------------------------------------
Date                                   Ward D. Coffman, III